Exhibit 10.1
STAY BONUS AGREEMENT
     This Stay Bonus Agreement (the “Agreement”) is made and entered into effective as of January 27, 2006 (the “Effective Date”), by and between Tommy C. Rhodes (the “Executive”), and Chicago Bridge & Iron Company (Delaware) (the “Company”).
W I T N E S S E T H:
     WHEREAS, Executive currently is employed as Chief Accounting Officer (“CAO”) of the Company, and Vice President and Corporate Controller of Chicago Bridge & Iron Company; and
     WHEREAS, the Company wants to take steps to insure that the Executive will remain employed with the Company, and will continue to perform his assigned duties and responsibilities relating to technical accounting and public reporting (including the execution by Executive of financial documents acceptable to Executive)1, during the Term as defined in Section 1 at or after which time Executive will be free to resign from the Company, and the Company during or after the Term will be free to terminate Executive’s employment at will without any suggestion or implication whatsoever of retaliation or wrongdoing and without Executive filing any claim or action resulting from such termination;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (together, the “Parties”), intending to be legally bound hereby, agree as follows:
     1. Term of Agreement. Subject to Section 4 of this Agreement, this Agreement will continue from the Effective Date until June 30, 2006 or until Chicago Bridge & Iron Company N.V.’s 10-K for the year ending December 31, 2005 (“Form 10-K”) is filed, whichever is sooner (the “Term”).
     2. Stay Bonus and Benefits. In addition to continuing to pay Executive his regular salary and continuing Executive’s eligibility in the Company’s salaried employee benefit plans and incentive compensation programs, the Company will:
          (a) subject to Sections 2(a)(i)(last sentence) and 4 below, pay the Executive total compensation of $1,827,000.00 (the “Stay Bonus”), which sum includes $1,740,000.00 plus a five percent contribution to Executive’s savings plan in accordance with Company’s plan documents, if he does not leave the employment of the Company during the Term and satisfies the promises set forth in Paragraph 3 of this Agreement. The Company will pay the Executive the Stay Bonus in two separate installments as follows:

[1]	As part of this Agreement, the Parties agree that the Company is free, subject to prior approval of the Audit Committee, to restructure Executive’s position such that he is responsible only for technical accounting and public reporting duties for the duration of his employment with the Company. Moreover, the Parties agree that Company may, subject to obtaining the prior approval of the Audit Committee, begin its evaluation of and search for potential successors for the CAO position and that Executive will assist in an orderly transition of his duties.

               (i) The first installment of four hundred thousand dollars ($400,000.00) shall be paid on the later of: (A) no more than eight days following Executive’s execution of this Agreement; and (B) no more than two days following the Company’s receipt of notice that all complaints Executive has filed with any governmental entity or court against Chicago Bridge & Iron Company N.V. or any Related Entity or Related Individual, as defined below, alleging any violation of any law, rule, or regulation, including without limitation, the Sarbanes-Oxley Act of 2002 or involving alleged retaliation or wrongdoing by the Company or any Related Entity or Related Individual (the “Complaints”) have been dismissed or closed. Such payment shall be non-refundable, even if Executive does not remain with Company (for whatever reason) for the entire Term; and
               (ii) The second installment of one million three hundred and forty thousand dollars ($1,340,000.00) shall be paid within forty-eight (48) hours of Executive’s execution of Exhibit A to this Agreement, which execution shall not be made by Executive prior to the end of the Term of this Agreement or Executive’s last day of employment with the Company, whichever comes first. This second installment will not be paid to Executive unless any and all Complaints are dismissed or closed.2
          (b) Pay Executive a lump sum payment equal to the Company annual subsidy for health care coverage for the Executive and covered dependents, such sum to be grossed up to take into account all applicable withholdings.
          (c) The payments contained in Subsections (a) — (b) above do not include any amounts earned by Executive as salary, bonus, compensation or benefits (including performance shares under a company long-term incentive plan to the extent vested on or before December 31, 2005, irrespective of when the determination of number of shares due, if any, is made under the appropriate plan document) for work performed for Company in 2005, and Executive shall receive all such payments, including, but not limited to Executive’s minimum cash bonus of $135,000, in addition to the payments set forth in Sections (a) — (b) above in accordance with Company’s policies and practices regardless of whether he remains employed by Company.
     3. Executive’s Promises. In exchange for the Company’s promises contained herein, the Executive hereby agrees that:
          (a) he will remain employed by the Company during the Term;
          (b) subject to the Parties’ mutual cooperation, he will perform his assigned duties and responsibilities to the best of his abilities during the Term provided that any determination by the Company to the contrary requires concurrence of the Audit Committee. Executive expressly understands and agrees that the Company may, subject to the prior approval of the Audit Committee, restructure certain of Executive’s duties throughout the Term of this Agreement in its sole discretion and that, in such case, Executive will assist the Company in any transition of duties or search for a successor to his position as Chief Accounting Officer;
          (c) in consideration of the payments and benefits provided to Executive hereunder the sufficiency of which Executive hereby acknowledges, Executive releases the

[2]	This second installment represents payments for or with respect to separation, bonus amounts, long-term incentive compensation (current and non-vested), and certain benefits (such as outplacement assistance).

Company, any and all entities that are, have been, or may become associated with the Company in the future in any manner whatsoever (the “Related Entities”), and any past, present and future shareholders, directors, officers, employees, agents, attorneys, accountants, consultants, advisors or representatives of the Company (the “Related Individuals”) and/or the Related Entities, from any and all claims, charges, demands, suits, debts, loans, judgments, liens, obligations, damages, liabilities (including claims for indemnification or contribution), rights and causes of action of any nature whatsoever, known or unknown, at law or equity or otherwise, including, but not limited to, claims, charges, demands, suits, causes or rights of action relating to the Sarbanes-Oxley Act of 2002 and the Family and Medical Leave Act, breach of contract or public policy, wrongful or retaliatory discharge, whistle blower actions, claims for discrimination or retaliation, defamation or other personal or business injury of any kind, claims for discrimination, including claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, and the Employee Retirement Income Security Act of 1974, claims for personal injury, additional compensation or fringe benefits (including performance shares under a company long-term incentive plan to the extent not vested as of December 31, 2005), and any and all rights to or claims for continued employment, attorneys fees or damages (including, but not limited to, contract, compensatory, punitive or liquidated damages) or equitable relief, which he may ever have had up to the date of this Agreement or which his heirs, executors or assigns have up to the date of this Agreement, against any or all of them, whether known or unknown, on account of or arising out of or in any way or manner relating to, or based upon, his employment with the Company, or any facts, transactions, occurrences, acts, or omissions, products or services thereof or any other basis whatsoever. Executive specifically waives the benefit of any statute or rule of law which, if applied to the instant Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist;
          (d) he will seek to withdraw and dismiss or close any and all Complaints he previously has filed against the Company or any of the Related Entities or Related Individuals and that he is willingly and voluntarily agreeing to do so;
          (e) he will not defame or make disparaging, negative or other similar remarks concerning the Company or any of the Related Entities or Related Individuals provided that this shall not apply to communications to the Supervisory Board, the Audit Committee, or any governmental agency;
          (f) he represents that he has not sought from the Company or any of its officers, directors, agents, or attorneys any tax advice relating to this Agreement and that he will indemnify and hold harmless the Company from any tax consequences arising from this Agreement;
          (g) he will execute Exhibit A to this Agreement in accordance with the time frame set forth in Section 2 (a) (ii) of this Agreement; and
          (h) he will cooperate fully with the Company and Related Entities in its/their prosecution or defense of, or participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other legal action, which has been or may be filed and with any internal investigation. Executive shall reasonably cooperate with any and all representatives of the Company and its Related Entities in providing accurate and complete information to such representatives related to administrative, judicial or other actions in which the Company, its Related Entities or any of its or their owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them is a party. Such cooperation shall include, but not be limited to, meeting with representatives of the Company or its Related Entities upon reasonable notice at reasonable times and locations and providing accurate and complete information and testimony related to Executive’s employment with the Company to such representatives. Further, Executive shall notify Walter G. Browning or Stephen H. Dimlich, Jr. if he is asked to assist, testify or provide information by or to any person, entity or agency, other than the Company or a Related Entity, in any such proceeding or investigation relating to the Company or a Related Entity; such notice to Mr. Browning or Mr. Dimlich shall be in writing and sent by telecopy (832-513-1791) within two (2) business days of the time the request for assistance, testimony or information is made to Executive.
     4. Payment in the Event of Early Termination.
          (a) Termination by the Company Without Cause or in the Event of Executive’s Death. If the Company terminates the Executive’s employment before the end of the Term, other than for Cause, or if the Executive dies during the Term, the Company will pay the Executive, or his estate, as the case may be, the remaining Stay Bonus payments within (48) hours of the occurrence of the event triggering the payments.
          (b) Other Termination. If the Executive’s employment with the Company terminates for any other reason before the end of the Term, including for Cause by the Company, the Company will not make any additional Stay Bonus payments.
          (c) Cause. For purposes of this Agreement, Cause shall mean Executive’s: (i) unauthorized use or disclosure at any time of confidential and/or other proprietary information of the Company, provided however this Subsection (i) shall not apply with regard to any complaint filed at any time with any governmental entity or agency, or to documents or information provided to any governmental entity or agency pursuant to a subpoena, governmental entity or agency request, court order or to a legal requirement, in which event Executive agrees to give Company c/o Mr. Browning or Mr. Dimlich prompt written notice of such event(s) in the same manner, and within the same time period identified in 3(h) above; (ii) engaging in misconduct involving moral turpitude, (iii) commission of any theft, fraud, embezzlement or any other unlawful act; or (iv) material violation of any term of this Agreement.
     5. Company’s Promises. In exchange for the promises herein, the Company agrees:
          (a) not to defame or make disparaging, negative or other similar remarks concerning Executive provided that this shall not apply to communications to the Supervisory Board, the Audit Committee, or any governmental agency;

          (b) in consideration of the representations, agreements and promises set forth in the Agreement, the Company, for itself and its Related Entities, does hereby release, acquit and forever discharge Executive, his family, heirs, successors, assigns or others whose obligations might devise from him from any and all manner of actions, claims and/or causes of action, including, but not limited to, those based upon suits, sums of money, agreements, promises, contracts, business opportunities or interests, damages of any kind, in law or in equity, arising under any law, statute, regulation, contract, right or the common law, whether known or unknown, occurring or arising out of actions, inaction, events or conduct on or up to the date of this Agreement that the Company and its Related Entities may ever have had against Executive.
          (c) in the event Executive is required to participate or testify3 in any administrative, judicial, legal, regulatory, internal or other proceeding, or retain legal counsel for any reason in connection with such participation or testimony, which arises out of, or is related to his employment with Company, Company agrees to pay for or reimburse Executive for all reasonable legal fees, expenses and costs incurred by Executive in connection with such participation or testimony, excluding (except to the extent authorized by law) any proceedings filed by, initiated by, or filed on behalf of Executive. Such payment or reimbursement shall be made to counsel or Executive as appropriate within (14) days after submission of the relevant statements or invoices. Nothing contained in this section shall effect Executive’s right or ability to recover legal fees and expenses in any other section of this Agreement or Executive’s rights under the Articles of Association with respect to indemnification or the Company’s Directors and Officers Liability insurance policy.
     6. Agreement Conditioned On Certain Events. The Parties understand and agree that this Agreement and the payments and promises provided herein are expressly conditioned on the dismissal of any and all Complaints not more than two (2) days after Executive’s execution of this Agreement (and the non-referral of any such Complaints for review or action by any other governmental entity). Should this not occur, the Company may in its sole discretion declare this Agreement null and void and Executive will be entitled to none of the payments or benefits set forth herein.
     7. No Liability. The Parties understand and agree that nothing contained herein shall be deemed to be an admission of liability or of any wrongdoing by the Company or any of the Related Entities or Related Individuals.
     8. Entire Agreement. This Agreement (including Exhibit A to this Agreement) sets forth the entire agreement and understanding between the Company and Executive regarding the matters referenced in this Agreement, and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matters addressed herein.
     9. Employment. Nothing in the Agreement will interfere with or limit in any way the right of the Company to terminate Executive’s employment at any time, or confer upon the Executive any right to continue in the employ of the Company.

[3]	If, after the Term of this Agreement, Company requires Executive’s participation in connection with any investigation or proceeding, the Parties agree to enter into a mutually agreeable consulting agreement whereby Executive will receive $2,000 per day for full or part days worked as a consultant, plus reasonable out-of-pocket expenses. Such participation must be authorized in advance by Company’s Chief Executive Officer (“CEO”) or his designee.

     10. No Waiver. No failure or delay by the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. No modification, amendment or waiver of this Agreement shall be effective unless in writing and signed by all of the parties.
     11. Withholding. The Company will withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.
     12. Amendment. This Agreement may be amended at any time by written agreement between the Company and the Executive.
     13. Assignment; Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Executive may not assign this Agreement.
     14. Interpretation. The laws of the State of Texas shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof, and the venue for any dispute arising out of or relating to this Agreement or the attached Exhibit A shall be in the state district courts of Montgomery County, Texas.
     15. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.
     16. No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties and their respective successors, permitted assignees and legal representatives, and except as otherwise provided herein, is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the Parties.
     17. Advice of Counsel. The Parties represent that they have entered into this Agreement knowingly, voluntarily and without duress, with the opportunity to seek legal advice and counsel. The Parties further represent that they had sufficient time to review this Agreement prior to signing it. Executive represents that he has had twenty-one (21) days to consider this Agreement before signing it and that any execution of this Agreement is knowing and voluntary. Executive understands and agrees that he has seven (7) days following execution of this Agreement to revoke it by providing written notice of such revocation to Stephen H. Dimlich, Jr., c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380, phone (832) 513-1248 and telecopy/fax (832) 513-1791. Executive understands and agrees that if he revokes acceptance of this Agreement he shall be entitled to no payments or benefits hereunder.
     IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed by an authorized officer as of the date set forth above.

EXECUTIVE:	CHICAGO BRIDGE & IRON COMPANY (DELAWARE)

/s/ Tommy C. Rhodes	By:	/s/ David P. Bordages

Tommy C. Rhodes
		Its:	Vice President — Human Resources

Exhibit A
     This Exhibit A is made and entered into effective as of ___, 2006 (the “Effective Date”), by and between Tommy C. Rhodes (the “Executive”), and Chicago Bridge & Iron Company (Delaware) (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Parties executed the Stay Bonus Agreement as of the date first set forth therein;
     WHEREAS, Executive and the Company have performed their obligations under that Stay Bonus Agreement, as required therein and all conditions precedent to that Agreement have been satisfied;
     WHEREAS, the Parties wish to alter their employment relationship at this time;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein and in the Stay Bonus Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound hereby, agree as follows:
     1. Executive’s Promises. Executive hereby agrees that:
          (a) in consideration of the payments and benefits provided to Executive hereunder the sufficiency of which Executive hereby acknowledges, Executive releases the Company, any and all entities that are, have been, or may become associated with the Company in the future in any manner whatsoever (the “Related Entities”), and any past, present and future shareholders, directors, officers, employees, agents, attorneys, accountants, consultants, advisors or representatives of the Company (the “Related Individuals”) and/or the Related Entities, from any and all claims, charges, demands, suits, debts, loans, judgments, liens, obligations, damages, liabilities (including claims for indemnification or contribution), rights and causes of action of any nature whatsoever, known or unknown, at law or equity or otherwise, including, but not limited to, claims, charges, demands, suits, causes or rights of action relating to the Sarbanes-Oxley Act of 2002 and the Family and Medical Leave Act, breach of contract or public policy, wrongful or retaliatory discharge, whistle blower actions, claims for discrimination or retaliation, defamation or other personal or business injury of any kind, claims for discrimination, including claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, and the Employee Retirement Income Security Act of 1974, claims for personal injury, additional compensation or fringe benefits (including performance shares under a company long-term incentive plan to the extent not vested as of December 31, 2005), and any and all rights to or claims for continued employment, attorneys fees or damages (including, but not limited to, contract, compensatory, punitive or liquidated damages) or equitable relief, which he may ever have had up to the date of this Agreement or which his heirs, executors or assigns have up to the date of this Agreement, against any or all of them, whether known or unknown, on account of or arising out of or in any way or manner relating to, or based upon, his employment with the Company or his separation from such employment, or any facts, transactions, occurrences, acts, or omissions, products or services thereof or any other basis whatsoever. Executive specifically waives the benefit of any statute or rule of law which, if applied to the instant Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist;
          (b) his last day of employment is ___and that he has been paid in full for all work performed and is not entitled to any further salary or benefits, severance pay or benefits, incentive compensation, bonuses, or any other form of wages, compensation, or benefits;
          (c) he will not seek employment, reemployment, or reinstatement with the Company or any entity affiliated with the Company (whether currently affiliated with the Company or affiliated with the Company in the future) and will not apply for employment with the Company or any such affiliate at any time or any location;
          (d) he represents that he has not sought from the Company or any of its officers, directors, agents, or attorneys any tax advice relating to this Agreement and that he will indemnify and hold harmless the Company from any tax consequences arising from this Agreement;
          (e) he represents that he has and will comply with any and all other obligations set forth in the Stay Bonus Agreement, including but not limited to Section 3 of such Agreement; and
          (f) he confirms that he will execute an Employee Invention and Confidential Information Agreement, a copy of which is attached hereto, contemporaneously with the execution of this document.
     2. Company’s Promises. The Company hereby agrees that:
     (a) in consideration of the representations, agreements and promises set forth in the Agreement, the Company, for itself and its Related Entities, does hereby release, acquit and forever discharge Executive, his family, heirs, successors, assigns or others whose obligations might devise from him from any and all manner of actions, claims and/or causes of action, including, but not limited to, those based upon suits, sums of money, agreements, promises, contracts, business opportunities or interests, damages of any kind, in law or in equity, arising under any law, statute, regulation, contract, right or the common law, whether known or unknown, occurring or arising out of actions, inaction, events or conduct on or up to the date of this Agreement that the Company and its Related Entities may ever have had against Executive;
     (b) it will comply with the obligations and payments set forth in the Stay Bonus Agreement, including but not limited to Sections 2 and 5.

EXECUTIVE:	CHICAGO BRIDGE & IRON COMPANY (DELAWARE)

By

Tommy C. Rhodes
Its